SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


       CHELL GROUP CORPORATION                          11-2805051
(Incorporated in the State of New York)  (I.R.S. Employee Identification Number)

                                 14 Meteor Drive
                            Toronto, Ontario M9W 1A4
                                 (416) 675-6666
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                               New York, NY 10022
                                 (212) 486-2500
          (Name and Address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public:

      As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


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

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of registration fee

                                      Proposed maximum    Proposed maximum
Title of Securities   Amount to be   offering price per  aggregate offering     Amount of
  to be registered   registered (1)      share (2)             price         registration fee
-------------------  --------------  ------------------  ------------------  ----------------
Common Stock, par     12,307,398 (3)       $1.36            $16,738,061          $1,539.90
 value $0.0467

(1)   For the account of certain Selling Shareholders named herein.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act, the registration fee has been calculated based upon the closing sale price as reported by NASDAQ Small-Cap Market for our common stock on May 29, 2002.

(3)   Includes Warrants to purchase 205,571 shares of common stock.

      We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED May 30, 2002

PROSPECTUS

                         12,307,398 Shares Common Stock

                             Chell Group Corporation

      This Prospectus relates to an offering by certain selling shareholders of an aggregate of up to 12,307,398 shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the selling shareholders.

      The common stock may be offered from time to time by the selling shareholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

      The common stock is traded in the over-the-counter market and is quoted on the NASDAQ Small-Cap Market under the symbol CHEL. On May 29, 2002, the closing sale price of the Common Stock as reported by NASDAQ was US$1.36.

      The securities offered hereby involve a high degree of risk. See risk factors commencing on page 6.

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is ________, 2002

                                TABLE OF CONTENTS

Prospectus Summary.............................................................1
Risk Factors...................................................................6
Special Note Concerning Forward Looking Statements............................14
Use of Proceeds...............................................................14
Selling Shareholders..........................................................14
Plan of Distribution..........................................................16
Description of Securities to be Registered....................................17
Legal Matters.................................................................19
Experts.......................................................................19
Where you can get more information............................................20

                               Prospectus summary

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. This Prospectus contains certain forward looking statements concerning our operations, economic performance and financial condition. Such statements are subject to a number of risks and uncertainties. Our actual results could differ materially from those currently anticipated due to a number of factors including those identified under "Risk Factors" and elsewhere in this Prospectus.

Our business

      We are engaged in the business of providing interactive entertainment services, electronic/on-line products and services, systems integration services, corporate services and merchant capital services. Our corporate and merchant capital businesses involves our investment in and acquisition of significant but undervalued operating companies or technologies, to which we then apply our management experience, in an effort to appreciate the value of those companies. The interactive entertainment services involve, for example electronic sports trivia games played on computer units installed in bars, pubs and restaurants and audio-visual entertainment for the hospitality industry. Our newly acquired systems integration business provides server based computing, network design and delivery, network administration and support, procurement services, hardware support services, and storage area network services. Our revenue is primarily generated through our systems integration business through our subsidiary, Logicorp Data Systems Ltd., and our interactive entertainment services operations within two of our operating subsidiaries, being NTN Interactive Network Inc. and GalaVu Entertainment Network Inc., as well as a NTN Interactive Network subsidiary.

      Abbreviated references to dollar amounts contained in this Registration Statement, are denoted as "Cdn$" or "US$". "Cdn$" refers to Canadian dollars. "US$" refers to United States dollars.

      During the two most recent fiscal years, those ending August 31, 2000 and August 31, 2001, we sustained operating losses in the respective approximate amounts of Cdn$2,000,000 and Cdn$11,000,000. For the six-month period ending February 28, 2002, we sustained a loss from continuing operations in the amount of Cdn$2,865,603. We anticipate that we will incur additional operating losses in the immediate future as well. As a result, we expect to continue to incur significant operating losses and may not have enough money to satisfy our existing obligations and expand our business operations in the future.

      We currently conduct our business through ten directly or indirectly wholly-owned subsidiaries and two partially owned subsidiaries. The following is a list of such subsidiaries, and which of our business segments each operates in:

Wholly-owned subsidiaries                                  Business Segment
-------------------------                                  ----------------

      o    Chell Merchant Capital Group           -        Merchant Services
      o    Chell.com USA Inc.                     -        Merchant Services
      o    NTN Interactive Network Inc.           -        Entertainment
      o    GalaVu Entertainment Network Inc.      -        Entertainment
      o    348751 Canada Inc.                     -        Corporate
      o    Logicorp Data Systems Ltd.             -        Systems Integration
      o    Logicorp Service Group                 -        Corporate
      o    123557 ALBERTA LTD.                    -        Corporate
      o    591360 ALBERTA LTD.                    -        Corporate

Partially Owned Subsidiaries
----------------------------

      o    Engyro, Inc.   (approx. 8%)           -         Merchant Services

      o    cDemo Inc.     (14.3%)                -         Merchant Services

      According to our most recent quarter-end financial reports, our revenues by industry segment, with their percentage of our total revenue, are set forth in the table below:

                                    6-month period ended
                                    February 28, 2002
                                    Cdn$ amount and percentage

REVENUE
Entertainment                 6,023,574             38.5 (%)
Systems Integration           9,620,372             61.51(%)
Corporate                        (3,057)               --
Merchant Services                    --                --
--------------------------------------------------------------------------------
                         Cdn$15,640,889

      No minimum amount of securities must be sold pursuant to this offering and accordingly, no minimum amount of proceeds will be raised. Therefore, investors may ultimately hold securities in a company that has failed to raise sufficient capital to continue operations and/or may have an illiquid market for its shares.

Resignation of previous auditors

      In October 2000, Ernst & Young LLP ("E&Y") resigned as our independent accountants. E&Y's decision to resign was based upon their belief that they could no longer rely upon the representations made by Cameron Chell, our President and Chief Executive Order, because of disciplinary actions taken against Mr. Chell by the Alberta Stock Exchange in November 1998. Mr. Chell, in an agreement with the Alberta Stock Exchange, acknowledged that he had violated certain duties of supervision, disclosure and compliance while he worked as a registered securities representative licensed by the Alberta Securities Commission.

      We have subsequently hired the accounting firm of Lazar, Levine & Felix, LLP as our certifying accountants. We have authorized E&Y to fully respond to any and all inquiries of Lazar, Levine & Felix, LLP concerning E&Y's resignation.

      The consolidated financial statements of Chell Group Corporation for the fiscal years ending August 31, 2001 and 2000 incorporated by reference in this Prospectus and Registration Statement have been audited by Lazar, Levine & Felix, LLP.

The offering

Securities Offered                      12,307,398 shares of Common Stock

Common Stock Outstanding                22,477,698 shares, assuming the approval
                                        at the annual stockholders' meeting
                                        scheduled for June 28, 2002 of the
                                        issuance of shares of our common stock
                                        pursuant to the Logicorp transaction,
                                        the issuance of shares of our common
                                        stock pursuant to the conversion of the
                                        8% convertible promissory notes and the
                                        issuance of shares of our common stock
                                        pursuant to the conversion of two
                                        promissory notes issued by us.

Use of Proceeds                         We will not receive any proceeds from
                                        sales of Common Stock by the Selling
                                        Shareholders

Risk Factors                            Prospective investors should consider
                                        carefully certain Risk Factors, which we outline commencing on page 9 relating to an investment in us.

NASDAQ Symbol                           CHEL

                Statement of Operations Data (Canadian Dollars):

----------------------------------------------------------------------------------------
                                                 Year Ended August 31,
                                 2001        2000        1999        1998        1997
                                 Cdn$        Cdn$        Cdn$        Cdn$        Cdn$
----------------------------------------------------------------------------------------
Operating revenues            18,222,374  19,107,290  12,823,691  13,404,542  10,351,689
----------------------------------------------------------------------------------------
Cost of sales                  6,818,111   7,204,919   4,874,768   5,030,602   3,395,898
----------------------------------------------------------------------------------------
Gross profit                  11,404,263  11,902,371   7,948,923   8,373,940   6,955,791
----------------------------------------------------------------------------------------
Net income (loss)            (11,226,225) (2,323,621)   (971,497)    618,065     609,387
----------------------------------------------------------------------------------------
Net income (loss) per share        (1.34)      (0.81)      (0.36)       0.24        0.25
----------------------------------------------------------------------------------------
Weighted average number of
 Shares outstanding            8,393,589   2,873,042   2,635,050   2,550,805   2,441,992
----------------------------------------------------------------------------------------

                                     Six-month period        Six-month period
                                         ending                  ending
                                    February 28, 2002       February 28, 2001

-------------------------------- ----------------------- -----------------------
Operating Revenue                          $15,640,889              $6,915,927
-------------------------------- ----------------------- -----------------------
Cost of Sales                               11,312,447               2,599,049
-------------------------------- ----------------------- -----------------------
Gross Profit                                 4,328,442               4,316,878
-------------------------------- ----------------------- -----------------------
Net income (loss)                           (3,720,347)             (6,712,542)
-------------------------------- ----------------------- -----------------------
Net income (loss) per share                       (.34)                   (.80)

-------------------------------- ----------------------- -----------------------
Weighted average number of                  10,976,487               8,356,045
shares outstanding
-------------------------------- ----------------------- -----------------------

As at August 31:

                              2001         2000         1999         1998         1997
--------------------------------------------------------------------------------------
Total assets            16,225,003   17,220,211   14,546,003   15,802,359   14,287,602
--------------------------------------------------------------------------------------
Long-term obligations    5,943,512    4,436,213    2,216,675    2,840,218    2,185,249
--------------------------------------------------------------------------------------
Shareholders' equity     2,248,128    9,383,419   10,792,767   11,033,178    9,488,648
--------------------------------------------------------------------------------------

      As at February 28, 2002

--------------------------------------------------------------------------------
Total assets                                                          38,870,764
--------------------------------------------------------------------------------
Long-term obligations                                                 28,813,124
--------------------------------------------------------------------------------
Shareholders' equity                                                  10,057,640
--------------------------------------------------------------------------------

                                  Risk factors

Risks related to our business:

Because we may not have operating income or net income in the future and may not be able to obtain requisite financing, we may be unable to develop our business.

      During the fiscal years ended August 31, 2000 and August 31, 2001, we sustained an operating loss in the respective approximate amounts of Cdn$2,000,000 and Cdn$11,000,000. For the six-month period ending February 28, 2002, we sustained a loss from continuing operations in the amount of Cdn$2,865,603. We anticipate continuing to incur additional operating expenses in the future (including significant cost of revenues, selling, general and administrative and amortization expenses). As a result, we may not have enough money to expand our business in the future. Accordingly, we expect we will have to raise, by way of debt or equity financing, considerable funds to meet our continuing needs and to develop our businesses. There can be no assurance that we will be able to raise the funds needed for our business. Failure to raise the necessary funds or raise them in a timely fashion may seriously inhibit our growth.

We rely upon the services of NTN Communications, Inc., a company that has reported substantial losses.

      NTN Communications, Inc., a company based in Carlsbad, California, provides all of the programming for our hospitality network. This programming is supplied through independent transmission companies. In addition, NTN Communications, Inc. is our sole supplier of selected components of our network subscribers systems, including the interactive game, playmaker devices. We have no equity interest in NTN Communications and the long-term viability of our network business is dependent upon the continued availability of program content services originating at NTN Communications Broadcast Center.

      NTN Communications, Inc. has incurred substantial losses. It reported a net loss of US$3,656,000 for the year ended December 31, 2001 and a net loss of US$66,000 for the three month period ending March 31, 2002.

      If the deterioration of NTN Communications' financial health results in its dissolution or inability to provide programming, we would be required to obtain programming services from other sources. If NTN Communications ceases operations or terminates program content services, we believe, but cannot assure, that services of the nature, quantity, and quality currently provided by NTN Communications would become available from others. Any interruption in program content services would result in an interruption in those services normally delivered to subscribers. Other services would continue, including the availability of interactive programs and games, although the content of such games would remain static. Although we believe that we would in fact be able to find a suitable substitute for such programming services and that we would not lose our customers, the transition between providers and any potential delay in finding a replacement provider may have an impact upon our operating costs.

The resignation of independent auditors creates a perceived damage to our image and reputation.

      On October 12, 2000, Ernst & Young LLP ("E&Y"), the independent accountants who were engaged as the principal accountants to audit our financial statements resigned as our certifying accountants. E&Y's report on our financial statements as at August 31, 1999 and for the two years then ended contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended August 31, 1999 and during the subsequent interim period preceding E&Y's resignation we had no disagreement with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The facts and circumstances that relate to E&Y's resignation, as far as they are known to us, are as follows:

      E&Y served as our certifying accountants since 1995. E&Y orally informed us that pursuant to E&Y's internal rules, E&Y would resign as our certifying accountants since it was unwilling and therefore unable to rely upon the representations of Mr. Cameron Chell, our President and Chief Executive Officer, due to the existence of a Settlement Agreement dated November 6, 1998, between Cameron Chell and the Alberta Stock Exchange. On April 3, 2000, our board of directors appointed Mr. Chell as a director and elected him as our Chair; on April 3, 2000, Chell.com. Ltd., an Alberta corporation wholly-owned by Mr. Chell, purchased approximately 16% of our issued and outstanding common stock; and on April 7, 2000, we advised E&Y of the existence of the Settlement Agreement. Pursuant to this Settlement Agreement with the Alberta Stock Exchange, Mr. Chell acknowledged the existence of certain facts that occurred during 1996 and 1997 while Mr. Chell was a registered representative in Alberta, Canada, licensed by the Alberta Securities Commission, and he agreed to certain restrictions imposed by the Alberta Stock Exchange and to pay a Cdn$25,000 civil fine. Specifically, Mr. Chell acknowledged that he had breached certain duties of supervision, disclosure, and compliance of the Alberta Stock Exchange in connection with various offers and sales of securities. Those restrictions included Mr. Chell's loss of Alberta Stock Exchange approval for a five-year period and enhanced supervision for a three-year period.

      E&Y's unwillingness to rely upon Mr. Cameron Chell's representations were based upon the existence of the Settlement Agreement with the Alberta Stock Exchange and not based upon any representations made by Cameron Chell.

      Although E&Y's resignation creates a perceived damage to our image and reputation, we do not believe that E&Y's resignation as our independent auditors will have an impact on our performance.

      On November 1, 2000, our Board of Directors ratified the engagement of Lazar, Levine & Felix, LLP as our auditors for the year ending August 31, 2000. In addition, Lazar, Levine & Felix acted as our auditors for the fiscal year ended August 31, 2001. We have authorized E&Y to fully respond to any and all inquiries of Lazar, Levine & Felix, LLP concerning E&Y's resignation.

We rely upon satellite communications systems which are controlled by third parties.

      In view of our dependence upon satellite technologies, an operating failure to one or more of the broadcast satellites, upon which we depend, could conceivably render the whole network useless for an indefinite period of time.

With a lack of operating history, the business and development plans of cDemo and Engyro may prove to be unsuccessful.

      One of our partially owned subsidiaries, cDemo, has not yet commenced operations and the other, Engyro, began its operations in the third quarter of its last fiscal year and recently began to generate revenues. Both of these partially owned subsidiaries either have or will be entering a highly competitive market. Investors should be aware of the difficulties that cDemo and Engyro will encounter, since cDemo and Engyro are recently formed companies and cDemo has not commenced operations, including, but not limited to, competition, unanticipated costs and expenses, and their requirment of substantial additional capital to survive. There can be no assurance that cDemo and Engyro will ever realize a positive net cash flow from their planned operations. If the business and development plans of cDemo and Engyro prove to be unsuccessful, they may not be able to continue in business and our investment will lose most or all of its value.

We may incur significant costs to avoid investment company status and our business may be adversely affected if we are deemed to be an investment company.

      We may incur significant costs to avoid investment company status and our business may be otherwise adversely affected if we are deemed to be an investment company under the Investment Company Act of 1940. Some of our equity investments in other businesses and our venture subsidiaries may constitute investment securities under the Investment Company Act of 1940. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. If we were to be deemed an investment company, we would become subject to the requirements of the Investment Company Act of 1940. As a consequence, we would be prohibited from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business.

      Although the value of our investment securities currently comprises less than 40% of our total assets, fluctuations in the value of these securities or of other assets presently owned or acquired in the future may cause this limit to be exceeded. Unless an exclusion or safe harbor were available to us, we would have to attempt to reduce our investment securities as a percentage of our total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may sell them sooner than we otherwise would. These sales may be at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets and businesses.

Our strategy of expanding our business through acquisitions of other businesses and technologies presents special risks.

      We intend to continue to expand through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

o difficulty integrating acquired technologies, operations, and personnel with the existing business;

o diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

o strain on managerial and operational resources as management tries to oversee larger operations;

o     exposure to unforeseen liabilities of acquired companies;

o potential issuance of securities in connection with the acquisition which securities dilute the rights of holders of our currently outstanding securities;

o     the need to incur additional debt; and

o the requirement to record additional future operating costs for the amortization of goodwill and other intangible assets, which amounts could be significant.

      We may not be able to successfully address these problems. Moreover, our future operating results will depend to a significant degree upon our ability to successfully manage growth and integrate acquisitions.

Our strategy of selling assets of, or investments in, the companies which we have acquired and developed presents risks.

      One element of our business plan involves raising cash for working capital for our systems integration business by selling, in public or private offerings, some of the companies, or portions of the companies, which we have acquired and developed. This element of our business plan is subject to market and other conditions largely beyond our control, including, but not limited to, the following:

o     our ability to engage in such sales;

o     the timing of such sales; and

o     the amount of proceeds from such sales.

      As a result, we may not be able to sell some or all of these assets. In addition, even if we were able to sell we may not be able to do so at favorable prices. If we are unable to sell these assets at favorable prices, our business will be adversely affected.

We own a minority share in and do not have managerial control over Engyro and cDemo.

      As a result of our minority position in each of Engyro, a Delaware corporation and cDemo, a Delaware corporation, we do not have the right to control the management and business activities of Engyro or cDemo. As of September 19, 2000, pursuant to an Agreement of Purchase and Sale, we acquired 22.1% of Engyro's shares (reduced to approximately 8% by subsequent financing) and 14.3% of cDemo's shares. While cDemo has not commenced operations, Engyro began its operations in the third quarter of its current fiscal year and recently began to generate revenues. We may lose some or all of our investment in these companies.

We do not own the rights to our name.

      We have licensed the names Chell Group Corporation and Chell Merchant Capital Group from Cameron Chell for a yearly fee of Cdn$1.00. Should we be unable to maintain the agreement, our ability to widely use the name in connection with the products or services to be rendered by us would cease. Loss of the ability to use our name could adversely affect us.

We are open to exchange losses due to our operations being located in Canada.

      It is expected that a significant portion of our revenues may be received in Canadian dollars and a portion of our expenses will be incurred in U.S. dollars. As a result, decreases in the value of the Canadian dollar relative to the U.S. dollar could materially and adversely affect our results of operations in the future. To the extent that we do not fully hedge our currency exposure and exchange risk or are not able to or do not raise our prices to reflect an adverse change in exchange rates, the operating results of our business would be adversely affected.

Our principal shareholder has effective control over our business matters.

      Cameron Chell, the President and Chief Executive Officer, beneficially owns approximately 15.3% of our outstanding Common Shares. As a result, Mr. Chell possesses significant influence over us on matters, including the election of directors. Mr. Chell has agreed to vote in favor of all of the proposals which will be brought before the shareholders at our annual meeting scheduled for June 28, 2002. The concentration of our share ownership may:

o     delay or prevent a change in our control;

o impede a merger, consolidation, takeover, or other transaction involving us; or

o discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Not all of our Officers and Directors nor those of Engyro and cDemo are full time employees.

      To the extent that our Officers and Directors and those of Engyro and cDemo are not full time employees, the transactions which are described in this Prospectus involve or may involve conflicts of interest among the persons who are associated with this transaction including, but not limited to, engaging in other businesses similar or dissimilar to Engyro and cDemo and allocating their time and services between Engyro and cDemo and any such other entities.

In view of the fact that Engyro and cDemo have limited historical financial data upon which to base their planned operating expenses, it is likely that revenues and operating results will fluctuate.

      CDemo and Engyro have limited historical financial data upon which to base their planned operating expenses. Accordingly, the expense levels of cDemo and Engyro are based in part upon their respective managements, estimates and expectations with respect to future revenue and anticipated growth. In view of a number of factors, the revenues and operating results of cDemo and Engyro may fluctuate from quarter to quarter. Such factors include, but are not limited to, variations in expenditures for personnel and marketing, interest in their products and services and sales, resulting from the introduction of new systems or services by cDemo and Engyro and their competitors, and general economic conditions. In view of such factors, there can be no assurance that cDemo and Engyro will be able to attain profitability on a quarterly or annual basis.

There may be a significant conflict of interest among those persons who are associated with us.

      There are potential conflicts of interest to which our directors and officers will be subject in connection with our operations. Although there are no present conflicts of interest, it is possible that our directors and officers may become engaged in business activities on their own behalf or have interests in other companies and/or industries and situations may arise where our directors and officers will be in direct competition with us. Our outside directors are involved in other business enterprises which require their time and attention. Accordingly, they will be engaging in other businesses similar or dissimilar to ours and allocating their time and services between us and any such other entities. The conflicts of interest will be dealt with in the manner required by the laws applicable to us.

Risks Related to our Industry

We are subject to intense competition in our existing and intended business areas and those of Engyro and cDemo.

      Competition in the market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources. We may not be able to compete successfully against these competitors in selling our goods and services. Competitive pressures may also force prices for Internet goods and services down and such price reductions may reduce our revenues.

      Competitors with superior resources may be able to bring new, better and cheaper products to the market more quickly than our subsidiaries, Engyro and cDemo, thereby gaining a competitive edge. We believe that the quality of our respective goods and services combined with the expertise of our respective management should give each of us a competitive edge. However, there can be no assurance that we will each be able to compete successfully or that competitive pressures faced by each of us will not materially or adversely affect each of our businesses and our operating results and financial condition.

We may not be able to keep pace with technological advances and may face technological obsolescence.

      The computer industry and related businesses are marked by rapid and significant technological development and change. The systems integration services, the interactive entertainment and the online products and services aspects of our business are heavily reliant upon the most recent technology and equipment. We do not have the latest developments in digital and wireless technology and equipment. It is possible that our technology and services will be rendered obsolete by ongoing technological developments. There also is no assurance that we will be able to respond effectively to technological changes. Our ability to compete is dependent in large part upon our continued ability to enhance and improve our products and technologies, our ability to adapt our services to evolving industry standards and our ability to continually improve the performance, features and reliability of our service and product offerings. In order to do so, we must effectively utilize and expand our research and development capabilities, and, once developed, expeditiously convert new technology into products and processes which can be commercialized. Our competitors may succeed in tapping into markets previously monopolized by us by developing technologies, products and processes that render our processes and products obsolete. Our development efforts are subject to all the risks inherent in the development of new products and technologies, including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funds to satisfactorily complete development, which could result in abandonment or substantial change in product commercialization. There can be no assurance that product development efforts will be successfully completed on a timely basis, or at all, or that unanticipated events will not occur which would result in increased costs or material delays in product development or commercialization.

Regulation of the Internet could have an adverse effect upon us.

      There are currently few laws or regulations directly applicable to the Internet. However, based upon the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration, and there is a possibility that a number of laws and regulations may be adopted with respect to the Internet, relating to such issues as, user privacy, taxation, infringement, pricing, and quality of products and services. Although we and our subsidiaries will make every effort to comply with applicable regulations, there can be no assurance of their ability to do so. Additionally, the adoption of such laws and regulations may decrease growth in the use of the Internet. Therefore, if we and our subsidiaries are unable to comply with new laws and regulations, or Internet use decreases as a result, their business, operations and financial conditions would be adversely affected.

Risks related to this offering:

Computer and technology related securities are generally subject to greater volatility in price than those of traditional manufacturing or services companies.

      The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. The market prices of the securities of many publicly-traded companies in the computer industry have in the past been and can be expected in the future to be especially volatile. Factors such as our operating results, announcements by us or by our competitors concerning technological innovations, or new products and/or systems may have a significant impact upon the market price of our securities.

The shares in this offering represent a high percentage of what will be our total issued and outstanding shares after this offering.

      The shares to be registered in this offering (12,307,398) represent approximately 54.75% of our total issued and outstanding shares after this offering, which includes the shares issued pursuant to the Logicorp transaction, subject to the approval by a majority of votes cast at our annual meeting of the shareholders scheduled for June 28, 2002.

      86.3% of our total issued and outstanding shares prior to this offering were restricted and could not be freely traded pursuant to Rule 144 which was promulgated by the Securities and Exchange Commission pursuant to ss.4(1) of the Securities Act of 1933. If the investors who purchase shares pursuant to this offering sell such shares in the near future, in view of the past limited trading market, share value may drop substantially.

               Special note concerning forward looking statements

      Prospective investors should carefully consider the following factors, in addition to the other information contained in this Registration Statement, in evaluating an investment in the Securities offered hereby. This Registration Statement contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Registration Statement.

      The ownership and trading of our shares of common stock are speculative and offer a high degree of risk, including, but not necessarily limited to, the risk factors described below. One should carefully consider the following risk factors inherent in and affecting our business before making an investment decision.

                                 Use of proceeds

      We will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. We have agreed to pay certain expenses in connection with this offering, currently estimated to be approximately US$50,000.

                              Selling shareholders

      An aggregate of up to 12,307,398 shares may be sold pursuant to this Prospectus by the Selling Shareholders. We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.

      The following table sets forth certain information with respect to the Selling Shareholders:

--------------------------- ------------------ --------------- ------------------ --------------- ----------------
    Selling Shareholders       Shares Owned     Percentage of   Shares Registered  Shares Owned   Percentage of
                            Prior to Offering  shares Prior to                    After Offering   Shares After
                                                   Offering                                        the Offering
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Michael J. Alfano                105,263              *              105,263            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Neil T. Anderson                 526,316             2.34%           526,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Jason W. Assad                    26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Paul Auersperg                    26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Hubert F. & Claudia A.            26,316              *               26,316            0              --
Bonfili
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Burnett Family Trust             105,263              *              105,263            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Scott Carr                        21,053              *               21,053            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Larry Paul & Gail Cavallo         52,632              *               52,632            0              --

--------------------------- ------------------ --------------- ------------------ --------------- ----------------

Caydal LLC                       105,263              *              105,263            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Kelley A. Clowe                   26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Corley Family Trust              105,263              *              105,263            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
G.F. Courtney                     52,632              *               52,632            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Louis & Antoinette Fanty          26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Farshid Faridina                  52,632              *               52,632            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Gladstone Group                   78,947              *               78,947            0              --
Investments, Inc
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Lorraine A. Grambush              42,105              *               42,105            0              --
Income Trust
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Joseph Gunnar & Co.,             147,782              *              147,782            0              --
L.L.C. (2)
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Brian Hilgendorf                 131,579              *              131,579            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Terry Hudson                      36,821              *               36,821            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
K & K Investors Co, Inc          210,526              *              210,526            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Steve Kalafer                    105,263              *              105,263            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Mitchell & Allison                52,632              *               52,632            0              --
Kersch
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Timothy & Theresa
Klouda                            52,632              *               52,632            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Eugene J. & Carol
Kowalczyk                         26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Leon Krajian                      26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Ross T. Krueger                   26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Michael S. & Stephanie            52,632              *               52,632            0              --
M. Kuglitsch
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Sam Levinson                     694,737             3.09%           694,737            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Lhargo Management                 52,632              *               52,632            0              --
Limited
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Mark A. & Kangping
F. Lowenstein                    131,579              *              131,579            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Gary Martin                       52,632              *               52,632            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
James A. McCaughey               105,263              *              105,263            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Ian & Frances Mead                52,632              *               52,632            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Ian Mead                          52,632              *               52,632            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Marc & Cathy Medway               52,632              *               52,632            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Ming Capital                      52,632              *               52,632            0              --
Enterprises, Inc
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
North Bar Capital                 52,632              *               52,632            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
P. Con Consulting, Inc            26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Pichalski                        157,895              *              157,895            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Russell A. Pomeroy                26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Lynden L. Rader                   26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Ardell J. Schelich               105,263              *              105,263            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Ronald Shear                      52,632              *               52,632            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Theodore L Stortz                 26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Dennis J. Stvan                   26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------

Taz LP Family Limited             42,105              *               42,105            0              --
Partnership
--------------------------- ------------------ --------------- ------------------ --------------- ----------------

TERJAC Distribution               26,316              *               26,316            0              --
Systems, Inc
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Triton Private Equities
Fund L.P.                        796,718             3.54%           796,718            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Venture Round Group,
LLC (2)                           57,789              *               57,789            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Frank S. & Vivian R.
Vigliarolo                        10,526              *               10,526            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Michael Vuocolo IRA               15,789              *               15,789            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Johnny Walker                     52,632              *               52,632            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Gary & Joan Wolff                 26,316              *               26,316            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
The Shaar Fund Ltd.            3,896,100            17.33%         3,896,100            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Canadian Imperial
Bank of Commerce                 637,546             2.84%           500,944      136,602            2.23%
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
XL Investments                   210,526              *              210,526            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Melanie Johannesen               628,787             2.80            628,787            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Johannesen Family Trust          262,713             1.17%           262,713            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Randy Baxandall                  798,090             3.55%           798,090            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Baxandall Family Trust            94,410              *               94,410            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Morris Chynoweth                 351,753             1.56%           351,753            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Elaine Chynoweth                 351,753             1.56%           351,753            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------
Merc Family Trust                188,994              *              188,994            0              --
--------------------------- ------------------ --------------- ------------------ --------------- ----------------

Total:                        12,444,000                          12,307,418
--------------------------- ------------------ --------------- ------------------ --------------- ----------------

*     Less than 1%.

(1)   Assumes all of the shares offered hereby are sold by the Selling
      Shareholders.

(2)   Includes Warrants to purchase shares of our common stock.

                              Plan of distribution

      The Common Stock will be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Any commissions, discounts or other fees payable to a broker, dealer or market maker in connection with the sale of any Common Stock will be borne by the Selling Stockholder.

Exchange Rates

      This Registration Statement contains conversions of certain amounts in Canadian dollars ("Cdn$") into United States dollars ("US$") based upon the exchange rate in effect at the end of the period to which the amount relates, or the exchange rate on the date specified. For such purposes, the exchange rate means the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). These translations should not be construed as representations that the Canadian dollar amounts actually represent such U.S. dollar amounts or that Canadian dollars could be converted into U.S. dollars at the rate indicated or at any other rate. The Noon Buying Rate at the end of each of the five years ended August 31, 2001, the average of the Noon Buying Rates on the last day of each month during each of such fiscal years and the high and low Noon Buying Rate for each of such fiscal year's were as follows:

August 31,

------------------------- ---------------- ------------------ ------------------ ----------------- ------------------
                               2001              2000               1999               1998              1997
------------------------- ---------------- ------------------ ------------------ ----------------- ------------------
At end of period               Cdn$1.5478         Cdn$1.4715         Cdn$1.4965        Cdn$1.5722         Cdn$1.3885
------------------------- ---------------- ------------------ ------------------ ----------------- ------------------

Average for period                 1.5298             1.4714             1.4949            1.4390             1.3676
------------------------- ---------------- ------------------ ------------------ ----------------- ------------------

High for period                    1.5784             1.4955             1.5135            1.5770             1.3942
------------------------- ---------------- ------------------ ------------------ ----------------- ------------------

Low for Period                     1.4995             1.4489             1.4760            1.4100             1.3381
------------------------- ---------------- ------------------ ------------------ ----------------- ------------------

The Noon Buying Rate as of May 29, 2002 was 1.5345.

                   Description of Securities to be Registered

      We are authorized to issue 50,000,000 Common Shares of which 22,477,698 Common Shares were outstanding as at the date hereof (assuming the approval at the annual stockholders' meeting scheduled for June 28, 2002 of the issuance of shares of our common stock pursuant to the Logicorp transaction, the issuance of shares of our common stock pursuant to the conversion of the 8% convertible promissory notes and the issuance of shares of our common stock pursuant to the conversion of two promissory notes issued by us). We have proposed to increase the number of authorized of our common stock to 75,000,000, which is subject to shareholder approval at the annual shareholders' meeting.

      As at the date hereof, we had also issued warrants which enable holders thereof to acquire up to 555,571 Common Shares and had also issued stock options which entitle holders thereof to acquire up to 1,324,625 Common Shares.

Common Shares

      The holders of Common Shares are entitled to one vote per share held at meetings of shareholders, to receive such dividends as declared by us and to receive the remaining property and assets of the Corporation upon our dissolution or winding up. The Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares.

      On October 12, 2000, we issued a convertible debenture in the amount of US$3,000,000 to VC Advantage Limited Partnership. Cameron Chell is a director and shareholder of VC Advantage Limited Partnership. The convertible debenture bore interest at 10% per annum, payable upon conversion, redemption or maturity. The unpaid principal of the debenture bore interest from the date that it is actually advanced until paid. Interest was payable in cash or stock at our option. The convertible debenture was convertible into our Common Shares, at US$3.00 per share. On November 30, 2000, VC Advantage Limited Partnership assigned the convertible debenture to Canadian Advantage Limited Partnership II. Canadian Advantage Limited Partnership II is not related to or affiliated with us in any way. On September 1, 2001, we exchanged the convertible debenture in the face amount of U.S.$3,000,000, of which an aggregate principal amount of U.S.$1,700,000 was outstanding, which, with interest at 10%, resulted in a total amount outstanding of US$1,870,000, which was held by Canadian Advantage Limited Partnership II on behalf of Canadian Advantage Limited Partnership and Advantage (Bermuda) Fund Ltd. for Promissory Notes in the aggregate amount of U.S.$1,870,000, secured by a General Security Agreement against our assets, in priority to all other claims, subject to the existing security of the Bank of Montreal in connection with loans in the total amount of CDN$1,250,000. On December 11, 2001, Canadian Advantage Limited Partnership II and Advantage (Bermuda) Fund Ltd. offered to convert their promissory notes to equity at US$0.80 per share. The original note dated Sept 1, 2001 between us and Advantage (Bermuda) Fund Ltd. in the amount of US$504,900 was converted into 649,533 shares of our common stock. The original note dated Sept 1, 2001 between us and Canadian Advantage Limited Partnership in the amount of US$1,365,100 was converted into 1,756,145 shares of our common stock.

      We also issued 50,000 warrants to VC Advantage Limited Partnership. Each Warrant entitles the holder thereof to acquire one of our Common Shares at US$3.00 per share at any time prior to October 3, 2004 for an aggregate of 50,000 shares.

      As of the date hereof, we issued 250,000 Common Share Purchase Warrants. 200,000 Warrants may be exercised for Common Shares at a price of US$4.375 at any time prior to April 4, 2003 for an aggregate of 200,000 Common Shares. 50,000 Warrants may be exercised for Common Shares at a price of US$3.00 at any time prior to October 3, 2004 for an aggregate of 50,000 Common Shares.

Preferred Shares

      We are authorized to issue up to one million five hundred thousand (1,500,000) shares of Preferred Stock. Shares of Preferred Stock may be issued in one or more series as determined by the Board of Directors. The Board will determine by resolution the powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions of any series of Preferred Stock, including, the number of shares, dividend rights, redemption rights, liquidation preferences, voting rights and conversion rights.

      Pursuant to a Securities Exchange Agreement dated February 6, 2002 by and between us and Triton Private Equities Fund, L.P. we issued 64,935 shares of our Series B Convertible Preferred Stock, par value US$.01 per share to Triton Private Equities Fund, L.P. in exchange for 64,935 shares of Series "A" 6% Convertible Preferred Stock of Wareforce.com Inc. Pursuant to a Securities Exchange Agreement dated February 6, 2002 by and between us and Shaar Fund Ltd. we issued 389,610 shares of our Series B Convertible Preferred Stock, par value US$.01 per share to Shaar Fund Ltd in exchange for 389,610 shares of Series "A" 6% Convertible Preferred Stock of Wareforce.com Inc.

                                  Legal Matters

      Certain legal matters with respect to the validity of the shares of Common Stock offered hereby are being passed upon for the Company by Mintz & Fraade, P.C., 488 Madison Avenue, New York, New York 10022.

                                     Experts

      The consolidated financial statements of Chell Group Corporation as at August 31, 2001 and 2000 and for the fiscal years then ended, appearing in Chell Group Corporation's amended Annual Report for the year ended August 31, 2001 (Form 10-K/A), incorporated by reference in this Prospectus and Registration Statement, have been audited by Lazar, Levine & Felix, LLP, independent auditors, to the extent indicated, in their report incorporated by reference therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

      Our consolidated financial statements of Chell Group Corporation as at August 31, 1999 and for the fiscal year then ended appearing, in Chell Group Corporation's amended Annual Report for the year ended August 31, 2001 (Form 10-K/A), incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report incorporated by reference therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       Where you can get more information

      At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at: Chell Group Corp., 14 Meteor Drive, Toronto, Ontario, Canada, M9W 1A4, telephone: (416) 675-6666.

      Our fiscal year ends on August 31. We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all of the securities offered by this prospectus.

            Chell Group Corporation SEC filing (File No. 000-18066)

      1. Annual Reports on Form 10-K/A for the year ended August 31, 2001, as filed with the Commission on May 23, 2002;

      2. Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarters ending February 28, 2002 and November 30, 2001, as filed with the Commission on April 15, 2002 and May 22, 2002, respectively;

      3. Current Reports on Form 8-K and Form 8-K/A, as filed with the Commission on May 24, 2002, April 18, 2002, April 3, 2002, March 8, 2002, February 25, 2002 and January 22, 2001, December 28, 2001 and December 6, 2001; and

      4. Preliminary Proxy Statement on Form DEF 14A, as filed with the Commission on May 24, 2002.

      You should rely only upon the information incorporated by reference or provided in this prospectus.

      We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

     Disclosure of Commission Position on Indemnification for Securities Act

Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Shareholders. Neither the delivery of this Prospectus, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                              12,307,398 Shares of

                                  Common Stock


                             CHELL GROUP CORPORATION


                                   PROSPECTUS

                                  May____, 2002

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

Registration Fee               US$1,539.90

Legal and Accounting Fees
and Expenses                   *45,000.00

Miscellaneous                    3,460.10

TOTAL                           50,000.00

The above fees will be paid by the Company.

*     Estimate

Item 15. Indemnification of Directors and Officers.

      Article Tenth of our Amended Certificate of Incorporation provides for the elimination of personal liabilities of directors of the registrant for breaches of certain of their fiduciary duties to the full extent permitted by Sections 717 and 719 of the New York Business Corporation Law ("BCL"). Specifically, it states that no director of the Registrant shall be personally liable to the corporation or any of its shareholders for damages of any breach of duty in any such capacity except if a judgment or other final adjudication adverse to them establishes that their acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, or that they personally gained in fact a financial profit or other advantage to which they were not legally entitled or that their acts violated Section 719 of the BCL.

      Section 801(b)(14) of the BCL enables a corporation in its certificate of incorporation to strike out, change or add any provision not inconsistent with the BCL or any other statute, relating to the business of the corporation, its affairs, its rights or powers or the rights or powers of its shareholders, or directors or officers. Section 717 provides for the elimination of personal liabilities of directors provided they act in good faith and with the degree of care used by an ordinary prudent person under like circumstances. Thus, no such provision may eliminate or limit the liability of a director for breaching their duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend, approving an illegal stock repurchase or obtaining an improper personal benefit.

Item 16. Exhibits

Exhibit No.

5.1   Opinion of Mintz & Fraade, P.C.

23.1  Consent of Lazar, Levine & Felix, LLP

23.2  Consent of Ernst & Young LLP

23.3  Consent of Mintz & Fraade, P.C. (included in Section 5.1)

24.   Power of Attorney

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (The "Securities Act");

            (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be filed with a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange of Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

      (2) that for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

      (3) to remove by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) that for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on this 30th day of May, 2002.

                                        Chell Group Corporation

                                        By: /s/ Don Pagnutti
                                            ------------------------------
                                        Don Pagnutti, Director, Vice
                                        President-Finance, Chief Financial
                                        Officer

                                POWER OF ATTORNEY

      I, the undersigned director of Chell Group Corporation, hereby constitute and appoint Don Pagnutti, my true and lawful attorney-in-fact and agent, with full power of substitution, for me and in my stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents in connection thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature                  Title(s)                                 Date
---------                  --------                                 ----

/s/ Cameron Chell          President & Chief Executive
---------------------      Officer                                  May 30, 2002
Cameron Chell

/s/ David Bolink           Director                                 May 30, 2002
---------------------
David Bolink

/s/ Gordon Herman          Director                                 May 30, 2002
---------------------
Gordon Herman

/s/ Don Pagnutti           Director, Vice President-Finance,
---------------------      Chief Financial Officer                  May 30, 2002
Don Pagnutti

/s/ Shelly Singhal         Director                                 May 30, 2002
---------------------
Shelly Singhal

/s/ Robert Stone           Director                                 May 30, 2002
---------------------
Robert Stone

/s/ Adrian P. Towning      Director                                 May 30, 2002
---------------------
Adrian P. Towning

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates stated.

Signature                  Title(s)                                 Date
---------                  --------                                 ----

/s/ Cameron Chell          President & Chief Executive
---------------------      Officer                                  May 30, 2002
Cameron Chell

/s/ David Bolink           Director                                 May 30, 2002
---------------------
David Bolink

/s/ Gordon Herman          Director                                 May 30, 2002
---------------------
Gordon Herman

/s/ Don Pagnutti           Director, Vice President-Finance,
---------------------      Chief Financial Officer                  May 30, 2002
Don Pagnutti

/s/ Michael J. Rice        Director                                 May 30, 2002
---------------------
Michael J. Rice

/s/ Shelly Singhal         Director                                 May 30, 2002
---------------------
Shelly Singhal

/s/ Robert Stone           Director                                 May 30, 2002
---------------------
Robert Stone

/s/ Adrian P. Towning      Director                                 May 30, 2002
---------------------
Adrian P. Towning